CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated January 20, 1997 relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of T. Rowe Price Spectrum Fund, Inc. (comprised of Spectrum Growth Fund and Spectrum Income Fund). We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Baltimore, Maryland
February 28, 1997